Exhibit 99.2

December 15, 2010
Press Release
SOURCE: Oil States International, Inc.

Court Approves Oil States’ Acquisition of The MAC

HOUSTON, December 15, 2010 (GlobalNewswire via COMTEX) -- Oil States International, Inc. (NYSE: OIS) announced today that the Supreme Court of New South Wales (Court) today approved the scheme of arrangement for Oil States to acquire The MAC Services Group Limited (ASX:MSL) (MSL).  The Court’s approval of the scheme follows the approval of the scheme by MSL shareholders at the scheme meeting held on Monday, December 13, 2010.  Oil States expects the scheme to be implemented on December 30, 2010.

In connection with the Court approval, Oil States closed on its previously announced senior credit facilities arranged by Wells Fargo Bank, N.A.  The senior credit facilities were upsized to $1.05 billion from the originally announced $900 million.  The senior credit facilities consist of revolving credit facilities in both the U.S. and Canada aggregating $750 million as well as funded term debt in both the U.S. and Canada totaling $300 million.  The senior credit facilities have a maturity date of December 10, 2015.

About Oil States International

Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading supplier of a broad range of services to the oil and gas industry, including remote site accommodations, production-related rental tools, oil country tubular goods distribution and land drilling services as well as a leading manufacturer of products for deepwater production facilities and subsea pipelines. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

About The MAC Services Limited

The MAC Services Group Limited (The MAC) is one of Australia’s largest integrated accommodations group, specializing in mixed-use villages for people that work and live in key natural resource regions. The MAC currently has over 400 staff and more than 5,000 permanent rooms under management in the Bowen Basin (Queensland) and in Kambalda (Western Australia).

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein will be based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" and "Risk Factor" sections of the Form 10-K for the year ended December 31, 2009 filed by Oil States with the SEC on February 22, 2010 and the "Risk Factor" section of the Form 10-Q for the period ended September 30, 2010 filed by Oil States with the SEC on November 5, 2010. In addition, the previously announced acquisition of the MAC Services Group Limited includes additional risks and uncertainties including, among other things, the risk that the Scheme of Arrangement is delayed or does not close, including due to the failure to obtain governmental approvals or to achieve shareholder approval or other closing conditions, the risk that the businesses will not be integrated successfully, the risk that any synergies or other benefits from the combination may not be fully realized or may take longer to realize than expected, and disruption from the combination making it more difficult to maintain relationships with customers, employees or suppliers.

For further information, contact:

Oil States International, Inc.
Bradley J. Dodson
Senior Vice President, Chief Financial Officer and Treasurer
713-652-0582